INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2026
Revenue, Adjusted EBITDA1 and EPS above top end of guidance
New agreements drive record Smartphone ARR2
Company reaffirms full year 2026 guidance
WILMINGTON, Del. April 30, 2026 - InterDigital, Inc. (Nasdaq: IDCC), a wireless, video, and AI technology research and development company, today announced results for the quarter ended March 31, 2026.
"With six new agreements in the first quarter, including renewing Xiaomi to a long-term contract, we are off to a strong start in 2026. These new agreements drove our results above the top-end of our guidance as we continued our momentum across our licensing programs, our research and innovation pipeline, and our patent portfolio", commented CEO Liren Chen. "Over the last five years, we have signed agreements with a cumulative total contract value of $4.7 billion and now have the world's top-three smartphone vendors under license through the end of the decade. This success provides a strong base from which to drive additional growth."
Business Highlights for First Quarter 2026
•Signed six new agreements in Q1, including a renewal with Xiaomi and a new license with LG Electronics covering TVs & computer displays
•Annualized recurring revenue2 ("ARR") increased 13% year-over-year from $502.9 million to $567.2 million
•Smartphone ARR increased 18% year-over-year to an all-time high of $491.8 million
•Ranked by the European Patent Office among top five US companies in 2025 for patent applications
•Awarded fifth injunction against Disney by a court in Germany
•A court in Brazil found our licensing offer to be FRAND and awarded an injunction against Transsion
•Promoted to the S&P MidCap 400 from the S&P SmallCap 600
•Recognized by LexisNexis as one of the world’s 100 most innovative companies fifth year in a row
First Quarter 2026 Financial Summary:
First quarter 2026 revenue included $63.6 million of catch-up revenue, compared with $84.8 million in first quarter 2025. Operating expenses increased $44.5 million primarily due to an increase in revenue share costs driven by the LG TV agreement and an increase in intellectual property enforcement costs.

	Three Months Ended March 31,
($ in millions, except per share data)	2026	2025	Change
GAAP Results:
Revenue	$205.4	$210.5	(2)%
Operating expenses	$123.2	$78.7	57%
Net income	$75.3	$115.6	(35)%
Net income margin	37%	55%	(18) ppt
Diluted EPS	$2.14	$3.45	(38)%
Non-GAAP Results:
Adjusted EBITDA [1]	$111.8	$159.1	(30)%
Adjusted EBITDA margin [1]	54%	76%	(22) ppt
Non-GAAP Net income [3]	$79.4	$125.7	(37)%
Non-GAAP EPS [3]	$2.57	$4.21	(39)%
Additional Information:
Revenue by type:
Annualized recurring revenue [2]	$567.2	$502.9	13%
Catch-up revenue	$63.6	$84.8	(25)%
Revenue by program:
Smartphone	$123.4	$184.0	(33)%
CE, IoT/Auto	$81.9	$26.3	212%
Other	$0.1	$0.2	(46)%
Return of Capital

(in millions, except per share data)	Share Repurchases		Dividends Declared		Reduction of Debt	Total Return of Capital
	Shares	Value	Per Share	Value
First quarter 2026	<0.1	$8.2	$0.70	$18.1	$88.0	$114.3
Convertibility of 2027 Notes
Pursuant to the terms of the Indenture governing InterDigital’s 3.50% Senior Convertible Notes due 2027 (the “Notes”), the Notes are convertible during its calendar quarter ending June 30, 2026. The current conversion rate of the Notes is 12.9041 shares of InterDigital’s Common Stock per $1,000 principal amount of the Notes.
Upon the conversion of any Notes, InterDigital will pay cash up to the aggregate principal amount of the Notes to be converted, and will pay cash, shares of its Common Stock or a combination of cash and shares of its Common Stock for any conversion obligation in excess of the aggregate principal amount being converted, if any, at InterDigital’s election, as set forth in the Indenture governing the Notes.
At the time InterDigital issued the Notes, InterDigital entered into call spread transactions that together were designed to have the economic effect of reducing the net number of shares that will be issued in the event of conversion of the Notes by, in effect, increasing the conversion price of the Notes from InterDigital’s economic standpoint from $77.49 to $105.55. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Notes, Hedge and Warrant Transactions" in InterDigital’s Form 10-Q for the quarter ended March 31, 2026 for more information.

In December 2025, holders elected to convert $80.0 million principal amount of the 2027 Notes, which was settled in the first quarter of 2026. We paid the $80.0 million principal amount in cash and issued 0.8 million shares to settle the conversion spread. These shares issued were offset by 0.8 million shares received upon partial settlement of the 2027 Note Hedge Transactions, resulting in no incremental outstanding shares resulting from the conversion.
As of March 31, 2026, 6.0 million warrants remain outstanding related to the 2027 Warrant Transactions at a weighted-average strike price of $105.55 per share, subject to adjustment, which mature on a net-share basis beginning September 2027 through April 2028.
Near Term Outlook
The Company has reaffirmed its full year 2026 outlook and provided an initial outlook for the second quarter 2026. The outlook for second quarter 2026 covers existing licenses and does not include any new agreements or enforcement action results we may sign or receive over the balance of the second quarter. The outlook for full year 2026 includes both existing licenses and the expected contributions from new agreements and/or enforcement actions we may receive over the balance of the year.

(in millions, except per share data)	Q2 2026	Full Year 2026
Revenue	$139 - $143	$675 - $775
Adjusted EBITDA [1]	$67 - $73	$381 - $477
Diluted EPS	$0.80 - $0.97	$5.77 - $8.51
Non-GAAP EPS [3]	$1.41 - $1.60	$8.74 - $11.84
Conference Call Information
InterDigital will host a conference call on Thursday, April 30, 2026 at 10:00 a.m. ET to discuss its first quarter 2026 financial performance and other company matters.
For a live webcast of the conference call visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the webcast option.
See below for dial-in details to join the call telephonically:
USA - Toll-Free (800) 715-9871
USA / International Toll +1 (646) 307-1963
Conference ID 2456118 or Conference Name
A replay of the conference call will be available on InterDigital’s website under Events in the Investors section. The replay will be available for one year.
About InterDigital®
InterDigital is a global research and development company focused primarily on wireless, video, artificial intelligence (“AI”), and related technologies. We design and develop foundational technologies that enable connected, immersive experiences in a broad range of communications and entertainment products and services. We license our innovations worldwide to companies providing such products and services, including makers of wireless communications devices, consumer electronics, IoT devices, cars and other motor vehicles, and providers of cloud-based services such as video streaming. As a leader in wireless technology, our engineers have designed and developed a wide range of innovations that are used in wireless products and networks, from the earliest digital cellular systems to 5G and today’s most advanced Wi-Fi technologies. We are also a leader in video processing and video encoding/decoding technology, with a significant AI research effort that intersects with both wireless and video technologies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
For additional financial measures, refer to our first quarter 2026 Form 10-Q and the financial metrics tracker, which are available on the Investor Relations section of our website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements, including but not limited to statements regarding our outlook for Q2 and full year 2026, are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays or difficulties in the execution of patent license agreements on acceptable terms or at all; (ii) our ability to expand our revenue opportunities by entering into licensing arrangements with streaming and cloud-based service providers; (iii) the initiation of new legal proceedings or the resolution of ongoing legal proceedings, including any awards or judgments relating to such proceedings, and changes in the schedules or costs associated therewith; (iv) our ability to maintain a strong patent portfolio and make strategic decisions related to our intellectual property protection; (v) our ability to successfully integrate Deep Render and to recognize the anticipated benefits of the transaction; (vi) the failure of markets for our technologies to materialize to the extent that we expect; (vii) our continued ability to develop new technologies; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the One Big Beautiful Bill Act, the 2017 Tax Cuts and Jobs Act and other U.S. and non-U.S. tax laws and other tax matters; (ix) the timing and impact of potential regulatory, administrative and legislative matters; (x) the potential effects of macroeconomic conditions or global conflicts; (xi) our ability to hire and retain key personnel; (xii) operational risks, including cybersecurity events, human failures or other difficulties with our information technology systems; and (xiii) risks related to any new accounting standards or our assumptions and application of relevant accounting standards, including with respect to revenue recognition.
You should not place undue reliance on the forward-looking statements contained herein, which are made only as of the date of this release. We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the Company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income plus income tax (provision) benefit, other income, net & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. Adjusted EBITDA margin is Adjusted EBITDA over total revenue. These non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.
2    Annualized recurring revenue ("ARR") for any quarter is defined as total revenue for the quarter less catch-up revenue for the quarter, multiplied by four. Management believes ARR provides useful information about our financial performance, and our progress toward our 2030 targets. ARR is not a projection or forecast, and actual recurring revenue for any 12-month period will depend on a number of factors beyond our ability to predict or control, including those risks and uncertainties listed above. Additionally, ARR may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
3    Non-GAAP net income, Non-GAAP EPS, and Non-GAAP weighted-average diluted shares are supplemental non-GAAP financial measures that InterDigital believes provides investors with important insight into the Company's ongoing business performance. InterDigital defines Non-GAAP net income as net income plus share-based compensation, acquisition related amortization, restructuring costs, impairment charges and one-time adjustments, losses on extinguishments of long-term debt, the related income tax effect of the preceding items, and adjustments to income taxes. Non-GAAP EPS is defined as Non-GAAP net income divided by Non-GAAP weighted average diluted shares, which adjusts the weighted-average number of common shares outstanding for the dilutive effect of the Company's convertible notes, offset by our hedging arrangements. InterDigital’s computation of these non-GAAP financial measures might not be comparable to similarly named measures reported by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each of these metrics to its most directly comparable GAAP financial measure is provided below.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$205,416	$210,507
Operating expenses:
Research and portfolio development	55,835	47,430
Licensing	52,119	17,677
General and administrative	15,201	13,568
Total operating expenses	123,155	78,675

Income from operations	82,261	131,832

Interest expense	(9,067)	(9,871)
Other income, net	6,600	10,258
Income before income taxes	79,794	132,219
Income tax provision	(4,465)	(16,617)
Net income	$75,329	$115,602

Net income per common share:
Basic	$2.93	$4.49
Diluted	$2.14	$3.45
Weighted average number of common shares outstanding:
Basic	25,721	25,741
Diluted	35,280	33,505

Cash dividends declared per common share	$0.70	$0.60

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$75,329	$115,602
Non-cash adjustments	122,711	(1,445)
Working capital changes	(181,959)	(134,146)
Net cash provided by (used in) operating activities	16,081	(19,989)
Cash flows from investing activities:
Net sales, maturities, and purchases of short-term investments	29,775	86,165
Capitalized patent costs and property and equipment	(15,078)	(26,657)
Long-term investments	1,709	—
Net cash provided by investing activities	16,406	59,508
Cash flows from financing activities:
Payments on long-term debt and warrants	(88,017)	(1,284)
Repurchase of common stock	(8,165)	(5,249)
Dividends paid	(17,980)	(11,557)
Other	(55,003)	(24,861)
Net cash used in financing activities	(169,165)	(42,951)
Net decrease in cash, cash equivalents, and restricted cash	(136,678)	(3,432)
Cash, cash equivalents, and restricted cash, beginning of period	754,268	551,547
Cash, cash equivalents, and restricted cash, end of period	$617,590	$548,115

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents, and short-term investments	$1,081,859	$1,243,160
Accounts receivable	208,327	69,816
Prepaid and other current assets	96,491	74,994
Property & equipment and patents, net	342,029	342,469
Other long-term assets, net	342,492	333,851
Total assets	$2,071,198	$2,064,290
Liabilities and Shareholders' equity
Current portion of long-term debt	$377,787	$458,376
Current deferred revenue	261,103	193,722
Other current liabilities	99,450	100,404
Long-term deferred revenue	159,362	135,882
Long-term debt & other long-term liabilities	69,410	74,786
Total liabilities	967,112	963,170
Total shareholders' equity	1,104,086	1,101,120
Total liabilities and shareholders' equity	$2,071,198	$2,064,290

RECONCILIATION OF NON-GAAP MEASURES

The following tables present InterDigital's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the first quarter ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	(in thousands)
	2026	2025
Net income	$75,329	$115,602
Income tax provision	4,465	16,617
Other income, net & interest expense	2,467	(387)
Depreciation and amortization	19,208	18,213
Share-based compensation	10,339	9,498
Other items (a)	—	(483)
Adjusted EBITDA [1]	$111,808	$159,060

	Three Months Ended March 31,
	(in thousands, except for per share data)
	2026	2025
Net income	$75,329	$115,602
Share-based compensation	10,339	9,498
Acquisition related amortization	7,978	8,650
Other operating items (a)	—	(483)
Other non-operating items	—	—
Related income tax effect of above items	(3,847)	(3,710)
Adjustments to income taxes	(10,404)	(3,899)
Non-GAAP net income [3]	$79,395	$125,658

Weighted average dilutive shares - GAAP	35,280	33,505
Less: Dilutive impact of the Convertible Notes	4,396	3,670
Weighted average dilutive shares - Non-GAAP [3]	30,884	29,835

Diluted EPS	$2.14	$3.45
Non-GAAP EPS [3]	$2.57	$4.21
(a)    Other items in the above tables include one-time contra-expenses related to litigation fee reimbursements.

The following tables present a reconciliation between GAAP and non-GAAP versions of the estimated financial measures for the second quarter of 2026 and full year fiscal 2026 included in this release:

	Outlook
	(in millions)
	Q2 2026	Full Year 2026
Net income	$28 - $34	$202 - $298
Income tax provision	7	48
Other income, net & interest expense	—	(4)
Depreciation and amortization	20	80
Share-based compensation	12	52
Other items	—	3
Adjusted EBITDA [1]	$67 - $73	$381 - $477

	Outlook
	(in millions, except for per share data)
	Q2 2026	Full Year 2026
Net income	$28 - $34	$202 - $298
Share-based compensation	12	52
Acquisition related amortization	8	32
Other operating items	—	3
Other non-operating items	—	—
Related income tax effect of above items	(4)	(18)
Adjustments to income taxes	—	—
Non-GAAP net income [3]	$44 - $50	$271 - $367

Weighted average dilutive shares - GAAP	35.1	35.0
Less: Dilutive impact of the Convertible Notes	3.9	4.0
Weighted average dilutive shares - Non-GAAP [3]	31.2	31.0

Diluted EPS	$0.80 - $0.97	$5.77 - $8.51
Non-GAAP EPS [3]	$1.41 - $1.60	$8.74 - $11.84

CONTACT:	InterDigital, Inc.
Email: investor.relations@interdigital.com
+1 (302) 300-1857